News Release

FOR IMMEDIATE RELEASE

Contact Information:

Media	Investors
Mike Bazinet	Tom Gelston
Director, Global Communications	Director, Investor Relations
Phone: 203-222-6113	Phone: 203-222-5943
Email: mbazinet@terex.com	Email: tgelston@terex.com

TEREX STOCKHOLDERS AUTHORIZE ADDITIONAL SHARES OF COMMON STOCK

WESTPORT, CT, July 17, 2007 – Terex Corporation (NYSE:TEX) today announced that its stockholders have approved an amendment to the Company’s Certificate of Incorporation to increase the number of shares of common stock the Company is authorized to issue by 150,000,000. The authorization amendment was approved at a Special Meeting of Stockholders held at the Company’s headquarters.

The Company now has 300,000,000 authorized shares of common stock.

“Today’s stockholder approval provides Terex with the flexibility we may need going forward in connection with possible future stock splits, financing transactions, acquisitions of other companies or business properties, employee benefit plans and other corporate purposes,” said Ronald M. DeFeo, Chairman and Chief Executive Officer.

Terex Corporation is a diversified global manufacturer with 2006 net sales of approximately $7.6 billion. Terex operates in five business segments: Aerial Work Platforms, Construction, Cranes, Materials Processing & Mining, and Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining, and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

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Terex Corporation

200 Nyala Farm Road, Westport, CT 06880